EXHIBIT 10.1

CHANNEL AGREEMENT

between

Sunrun Inc.

and

Solarmax Renewable Energy Provider, Inc.

dated

January 21, 2015

TABLEOFCONTENTS

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ARTICLE 10 – DISPUTE RESOLUTION		16

10.1	Negotiation	16
10.2	Mediation	16
10.3	Arbitration	16
10.4	Prevailing Party	17

ARTICLE 11 – TERM; TERMINATION		17

11.1	Term	17
11.2	Termination	17
11.3	Effect of Termination	18
11.4	Survival	18

ARTICLE 12 – MISCELLANEOUS PROVISIONS		18

12.1	Assignment	18
12.2	Amendments	18
12.3	No Waiver	18
12.4	No Third-Party Beneficiaries in Host Customer	18
12.5	Applicable Law	18
12.6	Insurance	19
12.7	Entire Agreement	19
12.8	Notice	19
12.9	Severability	19
12.10	Further Assurances	20
12.11	Mutual Non-disparagement	20
12.12	Conflicts	20
12.13	Counterparts	20

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LISTOFEXHIBITS

Exhibit A-1	Sunrun Trademarks
Exhibit A-2	Contractor Trademarks
Exhibit B	Territory
Exhibit C	Online Proposal System
Exhibit D	Training Program
Exhibit E	Quarterly Review
Exhibit F	Minimum Volume Commitments
Exhibit G	Weekly Report
Exhibit H	Marketing and Brand Guidelines
Exhibit I	Leads Program
Exhibit J	Sales Guidelines
Exhibit K	Customer Promotion Guidelines
Exhibit L	Customer Origination Policy

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CHANNELAGREEMENT

This CHANNEL AGREEMENT (“Agreement”) is made as of January 21, 2015 and shall be effective as of January 25, 2015 (“Effective Date”), by and between Sunrun Inc., a Delaware corporation (“Sunrun”) and Solarmax Renewable Energy Provider, Inc., a California corporation (“Contractor”). Sunrun and Contractor may be referred to herein in the singular as “Party” or jointly as “Parties”.

RECITALS

WHEREAS, Sunrun and Contractor believe they can jointly leverage each other‘s strengths in their respective product offerings to develop a compelling solar solution;

WHEREAS, the Parties further believe that a cooperative sales and marketing effort will work to the parties’ mutual benefit and create new market opportunities for each party‘s respective products and services;

WHEREAS, the Parties intend to enter into a Master Solar Facility Turnkey Contract; and WHEREAS, Contractor desires to market and sell Sunrun Products, and Sunrun desires to support Contractor in that activity.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, it is agreed:

ARTICLE 1 – KEYDEFINITIONS

1.1 Definitions. The Parties hereby agree that capitalized terms used in this Agreement, unless otherwise defined herein or in a particular Addendum, shall have the meanings assigned below:

“AAA” has the meaning set forth in Section10.2.

“Agreement” has the meaning set forth in the preamble.

“Confidential Information” shall have the meaning set forth in Section6.2.

“Contractor” has the meaning set forth in the preamble.

“Contractor Activities” shall have the meaning set forth in Section2.1.

“Customer Origination Policy” means the customer origination policy set forth in Exhibit L, as amended from time to time by Sunrun in its sole discretion with notice to Contractor.

“Customer Promotion Guidelines“ means the customer promotion guidelines set forth in Exhibit K, as amended from time to time by Sunrun in its sole discretion with notice to Contractor.

“Deposit” means the amount due from Host Customer at signing of the Solar Customer Agreement, such amount as specified in the documentation generated by the Online Proposal System.

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“Effective Date” has the meaning set forth in the preamble.

“Force Majeure Event” includes acts of God such as storms, fires, floods, lightning and earthquakes, war, riot, acts of a public enemy or other civil disturbance, or a strike, walkout, lockout or other significant labor dispute, deterioration of the financing markets or other causes beyond the affected Party's reasonable control.

“Governmental Authority” means any governmental, administrative or municipal authority, including any ministry, department, municipality, instrumentality, agency or commission (including the California Energy Commission (“CEC”)) under direct or indirect control of any city, county, state or Federal government, or governmental entity with jurisdiction over the applicable Solar Facility or any part of the Work wherever such components of the Work may be located.

“Governmental Authorizations” means all permits, consents, decisions, licenses, approvals, certificates, confirmations or exemptions from, and all applications and notices filed with or required by, any Governmental Authority that are necessary for the performance of the Work or any other obligation of either Party pursuant to this Agreement.

“Host Customer” is the signatory of the Solar Customer Agreement.

“Host Customer Information” means a Host Customer’s contact details and related information.

“Incentive Program” has the meaning set forth in Section5.2.

“Initial Payment” means the amount due, if any, from Host Customer to Sunrun in addition to the Deposit on or before the first day of installation of the Solar Facility pursuant to a Solar Customer Agreement, such amount as specified in the documentation generated by the Online Proposal System.

“Law” means any applicable constitution charter, act, statute, law, ordinance, code (including, without limitation national, state and local building, installation, and construction codes and standards), rule, case law, regulation, order, treaty, decree, announcement, Governmental Authorization, or published practice or any interpretation thereof, or other legislative or administrative action of any Governmental Authority, or specified standards or objective criteria contained in any applicable Governmental Authorization, or a final decree, judgment, or order of a court, or any applicable engineering, construction, or safety regulation or code.

“Leads Program” has the meaning set forth in Section5.1.

“Lien” means any mortgage, pledge, assessment, security interest, lease, lien, adverse claim, levy, right of retention, charge or other encumbrance of any kind, or any conditional sale contract, title retention contract or other agreement to give any of the foregoing.

“Marketing and Brand Guidelines“ means the marketing and brand usage guidelines set forth in Exhibit H, as amended from time to time by Sunrun in its sole discretion with notice to Contractor.

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“Master Solar Facility Turnkey Contract” means a design, engineering, procurement,

installation and construction contract already entered into or to be entered into between the Parties.

“Minimum Volume Commitments” means the volume commitments set forth in Exhibit F.

“Non-Warranty Services” means any services performed pursuant to a Service Request that are not covered under the Contractor’s warranty provided under the Master Solar Facility Turnkey Contract.

“Online Proposal System” means the website managed by Sunrun used by the Contractor to create proposals, sales documents and manage certain operations functions, as described more fully in Exhibit C.

“Order” has the meaning set forth in Section4.1

“Party” or “Parties” has the meaning set forth in the preamble.

“Person” means any individual, corporation, partnership, joint venture, trust, unincorporated organization, association or Governmental Authority.

“Proposed Territory Notice” has the meaning set forth in Section2.2(b).

“Proposed Territory Sales Right” has the meaning set forth in Section2.2(b).

“Prudent Practices” shall mean those practices, methods, specifications and standards of safety and performance, which are commonly used by professional engineering and construction firms which in the exercise of reasonable judgment and in the light of the facts known at the time the decision was made are considered good, safe and prudent practice in connection with the design, engineering, procurement and installation of solar facilities and equipment. Prudent Practices are not intended to be limited to the optimum practice or method to the exclusion of all others, but rather to be a spectrum of reasonable and prudent practices and methods.

“Qualified Customer” means a customer who meets all of the following minimum criteria: (i) has demonstrated ability to pay as determined by the Sunrun credit approval process; (ii) resides within the Territory and (iii) has signed a Solar Customer Agreement to purchase a Solar Facility with a size of at least 2.00 kW DC.

“Quarterly Review” means the quarterly business meeting attended by senior management personnel of Sunrun and Contractor, as more fully described in Exhibit E.

“Sales Guidelines” means the sales guidelines set forth in Exhibit J, as amended from time to time by Sunrun in its sole discretion with notice to Contractor

“Sales Incentive Program” has the meaning set forth in Section5.2(a).

“Solar Customer Agreement” means the customer agreement entered into by and between Sunrun and a particular Host Customer whereby (i) Sunrun agrees to sell and Host Customer agrees to purchase solar electric energy produced by the Solar Facility or (ii) Sunrun agrees to lease to Host Customer the Solar Facility.

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“Solar Facility” means a complete photovoltaic system designed, engineered, procured, constructed, installed, tested, commissioned, and started-up in accordance with a Master Solar Facility Turnkey Contract.

“Solar Facility Price” has the meaning set forth in Section4.4(a).

“Solar Financing Product” means a product offering to a customer in which a single photovoltaic system is both (i) installed on the property of such customer and (ii) owned by a Person other than such customer, including but not limited to contractual arrangements pursuant to which such photovoltaic systems are leased to such customer or pursuant to which electricity from such photovoltaic systems is sold to such customer under a power purchase agreement. For the avoidance of doubt, photovoltaic systems financed through home equity lines of credit, home equity loans, same-as-cash financing, and municipal financing programs are not Solar Financing Products.

“Subcontractor” shall mean a person or entity of any tier directly or indirectly engaged by Contractor regarding the performance or provision of the Contractor Activities or the fulfillment, in whole or in part, of any obligation undertaken by Contractor in connection with this Agreement.

“Sunrun” shall have the meaning set forth in the preamble.

“Sunrun Products” means the Solar Facility financing and installation packages offered by Sunrun, as may be adjusted by Sunrun in its sole discretion from time to time, including but not limited to the products sold through the Solar Customer Agreement.

“Territory” shall means the geographies set forth in Exhibit B, providing that such Exhibit may amended anytime by Sunrun to include additional geographies upon notice by Sunrun to Contractor.

“Training Program” means the training program offered by Sunrun as more fully described in Exhibit D.

“Weekly Report” means the sales report delivered by Contractor to Sunrun, containing the information set forth in Exhibit G.

ARTICLE 2 – RELATIONSHIP

2.1 Appointment. Subject to the terms and conditions of this Agreement, Sunrun hereby appoints Contractor as Sunrun’s sales representative, and Contractor accepts such appointment, for the sole purpose of soliciting orders for the Sunrun Products in the Territory during the Term (such solicitation, the “Contractor Activities”).

2.2 Exclusivity.

(a) [intentionally left blank]

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(b) Contractor’s Obligations. For the duration of the Term, Contractor shall not market, sell or construct Solar Financing Products to residential customers that are not Sunrun Products, whether such Solar Financing Products are developed by Contractor or any other third party. In the event Contractor intends to market and sell Solar Financing Products to residential customers outside the Territory, Contractor shall provide Sunrun at least forty-five (45) days written notice describing with particularity the expected market and proposed geography, such geography not to exceed the service area of a single electric utility (the “Proposed Territory Notice”). Contractor may market and sell Solar Financing Products that are not Sunrun Products described in the Proposed Territory Notice forty-five (45) days after Sunrun’s receipt of the Proposed Territory Notice (“Proposed Territory Sales Right”), provided, however, Contractor shall not have the Proposed Territory Sales Right if Sunrun notifies Contractor within forty-five (45) days of receipt of the Proposed Territory Notice that Sunrun has elected to expand the Territory to include the proposed geography. Notwithstanding the foregoing, Contractor’s Proposed Territory Sales Right shall expire in the event that ninety (90) days pass during which period Contractor does not sell any Solar Financing Products in the locations described in the Proposed Territory Notice.

(c) Specific Performance. Each of the Parties acknowledges and agrees that the other Party hereto may be damaged irreparably in the event Section 2.2(b)is not performed in accordance with its specific terms or otherwise is breached. Accordingly, each of the Parties hereto agrees that the other Party hereto shall be entitled to injunctive relief (notwithstanding any pending or ongoing arbitration or litigation proceedings) to prevent breaches of Section 2.2(b)and if appropriate and entitled to do so under applicable law, to enforce specifically Section 2.2(b), in addition to any other remedy to which they may be entitled at law or in equity.

2.3 Status of Contractor. Contractor shall perform and execute the provisions of this Agreement as an independent contractor to Sunrun and shall not be an agent, employee, joint venturer or partner of Sunrun. Contractor shall be solely responsible for the employment, control and conduct of all persons in its employ, and Contractor shall make all withholdings and payments of all payroll taxes and similar obligations, including income tax, social security tax, unemployment tax and worker’s compensation taxes, for each of its employees and salespersons.

2.4 Subcontractors. No contractual relationship shall exist between Sunrun and any Subcontractor with respect to the Contractor Activities performed hereunder. No Subcontractor is intended to be or shall be deemed a third Party beneficiary of this Agreement. Contractor shall be fully responsible for the works, services, and materials and the acts, defaults and neglects of any Subcontractor, its agents or employees as fully as if they were Contractor's own or those of Contractor's agents or employees. Contractor shall not use any Subcontractor that offers a Solar Financing Product. On a quarterly basis, within 10 days of the end of such quarter, Contractor shall provide to Sunrun a list of all Subcontractors used by Contractor during such quarter. Sunrun shall have the right to review such Subcontractor list and to reject any Subcontractor in Sunrun’s sole discretion, and Contractor shall no longer subcontract with any such rejected Subcontractor to perform Contractor Activities. Further, if any Subcontractor is deemed by Sunrun, in Sunrun’s reasonable discretion, to have violated any of the Contractor’s Responsibilities in Article 3 or to be offering a Solar Financing Product, then Sunrun shall have the right to reject such Subcontractor, upon 10 days’ notice to Contractor and Contractor shall no longer be permitted to use such rejected Subcontractor to perform Contractor Activities.

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2.5 Sales Representatives. Periodically, as requested by Sunrun, Contractor shall provide Sunrun a list identifying each of its individual sales representatives who are performing Contractor Activities on behalf of Contractor or any Subcontractor. Without limiting any other rights Sunrun has under this Agreement or the law, in the event that an individual sales representative violates or there is a claim that an individual sales representative has violated any provision of this Agreement including but not limited to, Contractor’s Responsibilities set forth in Section 3.2 herein, such individual sales representative, upon Sunrun’s request, shall immediately stop performing Contractor Activities under this Agreement. Contractor shall ensure and provide confirmation that such individual sales representative has stopped performing Contractor Activities under this Agreement.

ARTICLE 3 – RESPONSIBILITIES

3.1 Sunrun Responsibilities. Sunrun agrees, at its own expense, to:

(a) offer the Training Program to appropriate Contractor personnel;

(b) provide Contractor with access and use of the Online Proposal System on a nonexclusive, nontransferable basis and subject to the terms of this Agreement; and

(c) make reasonable efforts to notify Contractor in advance of new Sunrun marketing programs and changes to the Sunrun Products and pricing; and honor historic pricing and marketing programs for fourteen (14) days following any change in pricing, provided, however, that Sunrun shall be under no obligation to honor pricing generated by the Online Proposal System for a particular Solar Facility in the event that any rebates applicable to that Solar Facility are reduced or become unavailable during such fourteen (14) day period;

(d) make payments to Contractor for its performance of certain Service Requests and for reaching goals under the Incentive Program;

(e) act in a manner consistent with all applicable Laws in performing under this Agreement; and

3.2 Contractor Responsibilities. Contractor agrees, at its own expense, to:

(a) make best commercial efforts to promote, market and sell the Sunrun Products in the Territory so as to meet or exceed the Minimum Volume Commitments;

(b) adhere to the Marketing and Brand Guidelines;

(c) adhere to Sales Guidelines;

(d) adhere to Customer Promotion Guidelines; week;

(e) deliver the Weekly Report to Sunrun by the close of business on Friday of every

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(f) send senior management, salespersons and other appropriate personnel to participate in the Training Program;

(g) encourage Sunrun’s attendance at its sales meetings, customer site visits, marketing events and business development opportunities, in Contractor’s sole discretion;

(h) obtain additional information or documentation from the Host Customer (i.e., additional personal guarantees or credit information) in the event Sunrun has rejected an Order for lack of such additional information or documentation, to be used by Sunrun when Sunrun reconsiders such Order for acceptance;

(i) make available at no cost to Sunrun photos taken during the installation of the Solar Facility of Host Customers for use by Sunrun on its website and in its promotional efforts; furthermore, Contractor represents and warrants that all intellectual property rights in such photos are owned by Contractor or permission for Sunrun to use such photos on its website and in its promotional efforts has been granted to Contractor by all third-party holders of intellectual property rights in such photos, and Contractor covenants that such photos shall not be given to any third party that will use such photos for marketing, promotional, or similar purposes (including, without limitation, any Person who offers a Solar Financing Product);

(j) avoid deceptive, misleading or unethical representations or practices in marketing the Sunrun Products;

(k) fulfill Service Requests pursuant to the terms of this Agreement;

(l) offer commission rates to its sales representatives on photovoltaic systems sold as Sunrun Products that are equal to or higher than the commission rates paid on sales of customer- owned photovoltaic systems or other same-as-cash transactions;

(m) act in a manner consistent with all applicable Laws; and

(n) utilize the resources and support provided by Sunrun under this Agreement solely for Contractor Activities.

(o) adhere to On-Line Proposal System and On-line Proposal Guidelines; (p) adhere to the Customer Origination Policy.

3.3 Responsibilities of Both Parties. Sunrun and Contractor both agree, at their own expense, to:

(a) prepare for and participate in the Quarterly Review;

(b) place on their respective websites keyword rich links directed to the other Parties’ website; data systems;

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(c) make commercially reasonable efforts to synchronize and integrate proposal

(d) in the event the Minimum Volume Commitment are not met for three (3) consecutive months, conduct a detailed review of the Contractor’s activities for the purpose improving sales performance of the Contractor; and

(e) perform their respective obligations under the terms of the Leads Program, if Contractor has not opted out of the Leads Program pursuant to Section 5.1.

(f) If Contractor achieves greater than 49 approved Orders by April 30, 2015 (greater than 75% of the cumulative Minimum Volume Commitment committed by April 30, 2015), the Parties agree to meet in good faith and amend the Agreement to increase the Minimum Volume Commitment for the months following April 2015.

ARTICLE 4 – ORDERS

4.1 Order Submission. In connection with its performance of the Contractor Activities, Contractor shall diligently seek to obtain practicable orders for the Sunrun Products (each, an “Order”) on such forms generated by the Online Proposal System and in accordance with such procedures as the parties may establish from time to time. Orders shall be submitted to Sunrun as soon as reasonably practical, but in no event later than Friday by 5pm for Orders collected during the prior week (Monday- Sunday). To be considered for acceptance pursuant to Section 4.2, upon receipt by Sunrun each Order must include (i) a completed Solar Customer Agreement with the signature of the Host Customer and (ii) a Deposit, if a Deposit is called for by the Contract. No Customer Contract will be binding until accepted in writing by Sunrun.

4.2 Order Acceptance. Sunrun has the right to reject any Order based on (i) the Solar Customer Agreement not having been generated by the Online Proposal System, (ii) the Solar Customer Agreement having been expired pursuant to the date set forth on such agreement, (iii) the Host Customer not passing Sunrun’s credit approval process, (iv) Host Customer is not a Qualified Customer, (v) insufficiency of Deposit or Customer signature or (vi) its sole discretion irrespective of the satisfaction of any other criteria, provided in each case that Sunrun shall do so in writing within three (3) business days of Sunrun’s receipt of the Order. Delays in Order acceptance by Sunrun shall constitute an equitable adjustment to the Guaranteed Substantial Completion Date in the Master Solar Facility Turnkey Contract between Sunrun and Contractor then in effect.

4.3 Collection of Payments.

(a) If a Deposit is due upon Solar Customer Agreement signing, Contractor shall be responsible for collecting such Deposit from the Host Customer and delivering it to Sunrun along with the Solar Customer Agreement signed by such Host Customer.

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(b) If the Host Customer pays Sunrun the Initial Payment in advance of commencement of the Solar Facility installation, then Sunrun will make reasonable efforts to notify Contractor in advance of the scheduled start of work on the Solar Facility. If Contractor has not received such notice, Contractor shall use reasonable efforts to collect the Initial Payment on Sunrun’s behalf, during installation, such payment to be made by Host Customer by check payable to Sunrun and mailed by Contractor to Sunrun within five (5) business days of collection. Contractor expressly disclaims any responsibility for acting as Sunrun’s agent in this regard. If Contractor arrives on the job site to commence work on the Solar Facility and the Host Customer does not provide the required Initial Payment, Contractor shall use reasonable efforts to notify Sunrun and shall proceed with installation of the Solar Facility, provided that if Sunrun wants Contractor to stop work and reschedule the Solar Facility installation to coincide with the Host Customer’s Initial Payment to Sunrun, Sunrun will notify Contractor immediately. Such delay shall pro-rata extend the timelines in the Master Solar Facility Turnkey Contract between the Parties. Contractor will also be entitled to payment from Sunrun for all work performed and materials used through the date of work stoppage.

(c) Sunrun shall solely be responsible for any refunds or other payments made to Host Customer for any reason pursuant Solar Customer Agreement or in association with any Sunrun Product, including but not limited to a cancellation by the Host Customer of the Solar Customer Agreement or an inability of the Contractor to perform under the Master Solar Facility Turnkey Contract.

4.4 Solar Facility Pricing and Payment.

(a) Price. Sunrun agrees to purchase Solar Facilities from Contractor for the price Contractor enters into the Online Proposal System during the process of generating the Solar Customer Agreement (“Solar Facility Price”). Notwithstanding the foregoing, if at any time Contractor offers to sell a Solar Facility to a potential Host Customer (i) at a price lower than the Sunrun Total Solar Price, (ii) with a guarantee of state or local rebate amounts or (iii) with any other promotion that affects the economics of the proposed Solar Facility with respect to a Host Customer (collectively, a “PartnerDiscount”), the Solar Facility Price shall be the amount set forth in the first sentence of this Section

4.4 (a) less the Partner Discount.

(b) Payment Terms. Payment of the Solar Facility Price by Sunrun to Contractor shall be pursuant the terms of the Master Solar Facility Turnkey Contract between Sunrun and Contractor then in effect.

(c) Price Changes. Contractor and Sunrun shall evaluate the Solar Facility Price at the Quarterly Review. The Parties may adjust the Solar Facility Price by mutual agreement at any time during the term of this Agreement.

ARTICLE 5 – SPECIALPROGRAMS

5.1 Leads Program.

(a) General. Sunrun may provide, and Contractor agrees to accept, sales leads pursuant to the terms set forth in Exhibit I (the “Leads Program”). Sunrun reserves the right to cancel or modify any of the terms of the Leads Program in its sole discretion at any time, by providing fifteen (15) days written notice to Contractor before such amendments shall become effective.

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(b) Participation. Contractor shall be enrolled in the Leads Program, unless it provides written notice to Sunrun that it elects not to participate in the Leads Program, such notice to be delivered at least five (5) business days prior to the beginning of the quarter. Upon timely receipt of such notice, Sunrun will not provide Contractor with any leads pursuant to the Leads Program beginning at the start of the next quarter. Contractor may return to the Leads Program by providing written notice at least five (5) business days prior to the beginning of any subsequent quarter or upon mutual agreement of the Parties. During each Quarterly Review Sunrun and Contractor will discuss the Leads Program and determine whether the guidelines and performance standards were met by the Contractor for the quarter. If Contractor fails to meet guidelines and performance standards in two consecutive quarters Sunrun may in its sole discretion discontinue the Leads Program for Contractor.

5.2 Incentive Program.

(a) General. To incentivize the sale of Sunrun Products, from time to time Sunrun may provide in writing to Contractor based on the individual sales activity and other performance metrics of each of Contractor’s salespersons (the “Sales Incentive Program”), such requirements and benefits as more fully described in such writing provided by Sunrun to Contractor. For the purposes of the Sales Incentive Program, a sale of a Sunrun Product is credited to a salesperson upon Sunrun’s acceptance of any Order by Sunrun pursuant to Section 4.2; provided, however, in the event an accepted Order is cancelled, then such Order shall not be credited to the salesperson responsible for such Order, and if a payment has already been made to Contractor under the Sales Incentive Program for the cancelled Order then any future payments made to Contractor with respect to such salesperson’s performance shall be reduced to reflect the cancellation; provided, further, in the event a salesperson terminates employment with Contractor, Contractor shall promptly notify Sunrun, and Sunrun shall have no obligation to make any future payments to Contractor for benefits earned by such terminated salesperson pursuant to Sales Incentive Program.

(b) Payment. Sunrun may make any payments earned under the Sales Incentive Program on a monthly basis directly to Contractor, and such payment is made in consideration for Contractor’s performance under this Agreement. Contractor agrees to distribute any payments received to the salespersons who earned the payments, after making deductions for employer taxes, workers compensation premiums and any other deductions required by law. Payments under the Sales Incentive Program are subject to the Contractor performing its obligations under this Agreement.

(c) No Employment Relationship. Sunrun and Contractor agree that the salespersons are solely under the employment of Contractor and that the Sale Incentive Program does not establish any employment, contractual or beneficial relationship between any employees of Contractor and Sunrun.

(d) Amendment and Termination. Sunrun reserves the right to terminate, suspend or amend any of the terms of the Sales Incentive Program in its sole discretion by providing fifteen (15) days written notice to Contractor before such termination, suspension or amendment becomes effective.

5.3 Promotional Programs. Sunrun may from time to time offer promotional programs for Sunrun Products to Contractors, such programs Contractors may in turn offer to potential Host Customers. Contractor agrees not to run any promotional programs for Sunrun Products that are not approved in writing (email acceptable) in advance by Sunrun.

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ARTICLE 6 – CONFIDENTIALITY; INTELLECTUALPROPERTY

6.1 Non-Disclosure Agreement. The Parties signed a Mutual Non-Disclosure Agreement (“NDA”) on November 3, 2014, which shall remain in full force and effect with respect to this Agreement, and nothing contained in this Agreement shall supersede or replace the terms and conditions therein. The NDA shall apply to this Agreement, including the terms and conditions hereof and the Parties’ discussions in furtherance of the transactions contemplated hereby.

6.2 Confidentiality. Notwithstanding Section 6.1, and by way of supporting and not superseding the NDA, from the date of this Agreement through the second anniversary of the termination hereof, each Party agrees, and shall cause its respective directors, officers, employees, consultants, advisors and affiliates, to each to treat and hold as confidential (and not disclose or provide access to any person) all business, technical, financial or other information of the other disclosing Party (“Confidential Information”) including, without limitation, information relating to trade secrets, patent applications, product development, customer lists, pricing and marketing plans, policies and strategies, details of client and consultant contracts, business acquisition plans and new personnel acquisition plans. Each Party further agrees to use (and not reverse engineer) the Confidential Information of the other disclosing Party solely for the purpose of advancing the business relationship contemplated under this Agreement as expressly permitted or directed by the disclosing Party.

6.3 Sunrun Trademark License.

(a) Contractor shall use the names and the graphic symbol solely as they appear in Exhibit A-1 (the “Sunrun Trademarks”). Contractor shall use the Sunrun Trademarks on all printed and electronic materials (including the internet) used in association with Contractor Activities. Unless Contractor obtains Sunrun’s prior written approval, Contractor shall not combine any of the Sunrun Trademarks with any other trademark, word, symbol, letter, design or mark.

(b) Subject to the terms and conditions of this Agreement, Sunrun grants to Contractor, and Contractor accepts, a non-exclusive, non-transferable, non-sublicensable, license during the term of this Agreement to use the Sunrun Trademarks, solely in connection with the Contractor Activities. Uses by Contractor pursuant to this section’s license grant shall be referred to as “ContractorLicensed Uses”.

(c) Contractor shall not use the Sunrun Trademarks in connection with any activities other than the Contractor Licensed Uses without prior written approval of Sunrun.

(d) Upon Sunrun’s reasonable request, Contractor shall make available to Sunrun, for its approval, samples of all uses of the Sunrun Trademarks. Sunrun shall have the right to monitor the quality of the Contractor Licensed Uses and to make reasonable objections to any such sample on the grounds that Sunrun believes that the use of such materials by Contractor will be damaging to or dilutive of the value of, or reputation associated with, the Sunrun Trademarks, or damaging to or dilutive of the reputation of Sunrun or its products and services. Contractor shall undertake such other steps as Sunrun may reasonably request to assist Sunrun in monitoring the quality of the Contractor Licensed Uses provided by Contractor under the Sunrun Trademarks. Sunrun has the right to take all action that it deems necessary to ensure that Contractor’s activities under, and uses of, the Sunrun Trademarks are consistent with the reputation for quality and prestige of products and services associated with the Sunrun Trademarks.

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(e) Contractor shall comply with all applicable laws and regulations pertaining to its use of the Sunrun Trademarks and any other Sunrun intellectual property, and its sale, distribution and advertising of the goods and services under the Sunrun Trademarks.

(f) Contractor shall not use any of the Sunrun Trademarks in connection with any activity that disparages Sunrun or its products or services, dilutes the value of the Sunrun Trademarks, or damages the reputation for quality inherent in the Sunrun Trademarks.

(g) Contractor acknowledges and agrees that it has no interest in the Sunrun Trademarks other than the licenses granted under this Agreement, and that Sunrun will remain the sole and exclusive owner of all right, title and interest in the Sunrun Trademarks. Contractor acknowledges and agrees that Contractor’s use of the Sunrun Trademarks and any good will in the Sunrun Trademarks resulting from Contractor’s use will inure solely to the benefit of Sunrun and will not create any right, title or interest for Contractor in the Sunrun Trademarks. Contractor shall not contest, oppose or challenge Sunrun’s ownership of the Sunrun Trademarks. Contractor agrees that it will do nothing to impair Sunrun’s ownership or rights in the Sunrun Trademarks. This license for use of Sunrun Trademarks shall terminate immediately upon termination of this Agreement.

(h) Contractor shall promptly notify Sunrun should Contractor learn of use by a third party of any trademark that is confusingly similar to any of the Sunrun Trademarks. Contractor shall take no action with respect thereto except with the prior written authorization of Sunrun. Sunrun may take such action as it in its sole discretion deems advisable for the protection of its rights in the Sunrun Trademarks. Contractor shall cooperate to assist Sunrun as reasonably necessary with any legal or equitable action taken by Sunrun to protect Sunrun’s rights in the Sunrun Trademarks.

(i) Subject to the Limitation of Liability in Article 9.2, Sunrun agrees to defend Contractor in any action for infringement of any third party trademark arising out of Contractor’s use of the Sunrun Trademarks in accordance with this Agreement, and to pay any liabilities, damages and costs awarded against Contractor to such third party in any such action by a court of competent jurisdiction or agreed by Sunrun in settlement of any such action; provided, that Contractor notifies Sunrun promptly in writing of any such suit or proceeding, does not make any prejudicial admission or statement, gives Sunrun all reasonable assistance at Sunrun’s expense and gives Sunrun sole control of the defense and all negotiations for the settlement or compromise thereof. This indemnity shall not apply if normally non-infringing Sunrun Trademarks are rendered infringing by reason of Contractor’s particular use of such Sunrun Trademarks, combination of the Sunrun Trademarks with other marks or the modification of the Sunrun Trademarks. If, at any time, any Sunrun Trademark becomes, or in the opinion of Sunrun may become, the subject of a claim of infringement, Sunrun may, at its option (i) procure for Contractor the right to continue using such Sunrun Trademark; (ii) replace or modify such Sunrun Trademark, in which case Contractor shall immediately cease distribution of the Contractor Licensed Uses bearing the alleged infringing Sunrun Trademark; or (iii) terminate this Agreement with respect to such Sunrun Trademark.

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(j) Sunrun shall have no liability for any infringement claim based on Contractor’s use of the Sunrun Trademarks after Sunrun’s notice that, due to such a claim, Contractor should cease use of one of the Sunrun Trademarks or begin use of a substitute mark. For all claims described in this Section 6.3(j), Contractor agrees to defend, indemnify and hold Sunrun harmless from and against all liabilities, losses, claims, damages, costs, expenses and settlement amounts (including without limitation reasonable attorneys’ fees).

6.4 Contractor Trademark License.

(a) To the extent used, Sunrun shall use the names and the graphic symbol solely as they appear in Exhibit A-2 (the “Contractor Trademarks”). Sunrun may use the Trademarks on any printed and electronic materials (including the internet) used on the Sunrun website, on the Online Proposal System and associated documentation, and in association with any other sales and marketing activities that relate to Contractor (“Sunrun Licensed Activities”). Unless Sunrun obtains Contractor’s prior written approval, Sunrun shall not combine any of the Contractor Trademarks with any other trademark, word, symbol, letter, design or mark.

(b) Subject to the terms and conditions of this Agreement, Contractor grants to Sunrun, and Sunrun accepts, a non-exclusive, non-transferable, non-sublicensable, license during the term of this Agreement to use the Trademarks, solely in connection with the Sunrun Licensed Activities. Uses by Sunrun pursuant to this section’s license grant shall be referred to as “SunrunLicensed Uses”.

(c) Sunrun shall not use the Contractor Trademarks in connection with any activities other than the Sunrun Licensed Uses without prior written approval of Contractor.

(d) Upon Contractor’s reasonable request, Sunrun shall make available to Contractor, for its approval, samples of all uses of the Contractor Trademarks. Contractor shall have the right to monitor the quality of the Sunrun Licensed Uses and to make reasonable objections to any such sample on the grounds that Contractor believes that the use of such materials by Sunrun will be damaging to or dilutive of the value of, or reputation associated with, the Contractor Trademarks, or damaging to or dilutive of the reputation of Contractor or its products and services. Sunrun shall undertake such other steps as Contractor may reasonably request to assist Contractor in monitoring the quality of the Sunrun Licensed Uses provided by Sunrun under the Contractor Trademarks. Contractor has the right to take all action that it deems necessary to ensure that Sunrun’s activities under, and uses of, the Contractor Trademarks are consistent with the reputation for quality and prestige of products and services associated with the Contractor Trademarks.

(e) Sunrun shall comply with all applicable laws and regulations pertaining to its use of the Contractor Trademarks and any other Contractor intellectual property, and its sale, distribution and advertising of the goods and services under the Contractor Trademarks. activity that disparages Contractor or its products or services, dilutes the value of the Contractor Trademarks, or damages the reputation for quality inherent in the Contractor Trademarks.

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(f) Sunrun shall not use any of the Contractor Trademarks in connection with any activity that disparages Contractor or its products or services, dilutes the value of the Contractor Trademarks, or damages the reputation for quality inherent in the Contractor Trademarks.

(g) Sunrun acknowledges and agrees that it has no interest in the Contractor Trademarks other than the licenses granted under this Agreement, and that Contractor will remain the sole and exclusive owner of all right, title and interest in the Contractor Trademarks. Sunrun acknowledges and agrees that Sunrun’s use of the Contractor Trademarks and any good will in the Contractor Trademarks resulting from Sunrun’s use will inure solely to the benefit of Contractor and will not create any right, title or interest for Sunrun in the Contractor Trademarks. Sunrun shall not contest, oppose or challenge Contractor’s ownership of the Contractor Trademarks. Sunrun agrees that it will do nothing to impair Contractor’s ownership or rights in the Contractor Trademarks.

(h) Sunrun shall promptly notify Contractor should Sunrun learn of use by a third party of any trademark that is confusingly similar to any of the Contractor Trademarks. Sunrun shall take no action with respect thereto except with the prior written authorization of Contractor. Contractor may take such action as it in its sole discretion deems advisable for the protection of its rights in the Contractor Trademarks. Sunrun shall cooperate to assist Contractor as reasonably necessary with any legal or equitable action taken by Contractor to protect Contractor’s rights in the Contractor Trademarks.

(i) Subject to the Limitation of Liability in Article 9.2, Contractor agrees to defend Sunrun in any action for infringement of any third party trademark arising out of Sunrun’s use of the Contractor Trademarks in accordance with this Agreement, and to pay any liabilities, damages and costs awarded against Sunrun to such third party in any such action by a court of competent jurisdiction or agreed by Contractor in settlement of any such action; provided, that Sunrun notifies Contractor promptly in writing of any such suit or proceeding, does not make any prejudicial admission or statement, gives Contractor all reasonable assistance at Contractor’s expense and gives Contractor sole control of the defense and all negotiations for the settlement or compromise thereof. This indemnity shall not apply if normally non-infringing Contractor Trademarks are rendered infringing by reason of Sunrun’s particular use of such Contractor Trademarks, combination of the Contractor Trademarks with other marks or the modification of the Contractor Trademarks. If, at any time, any Contractor Trademark becomes, or in the opinion of Contractor may become, the subject of a claim of infringement, Contractor may, at its option (i) procure for Sunrun the right to continue using such Contractor Trademark; (ii) replace or modify such Contractor Trademark, in which case Sunrun shall immediately cease distribution of the Sunrun Licensed Uses bearing the alleged infringing Contractor Trademark; or (iii) terminate this Agreement with respect to such Contractor Trademark.

(j) Contractor shall have no liability for any infringement claim based on Sunrun’s use of the Contractor Trademarks after Contractor’s notice that, due to such a claim, Sunrun should cease use of one of the Contractor Trademarks or begin use of a substitute mark. For all claims described in this Section 6.4(j), Sunrun agrees to defend, indemnify and hold Contractor harmless from and against all liabilities, losses, claims, damages, costs, expenses and settlement amounts (including without limitation reasonable attorneys’ fees).

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ARTICLE 7 – FORCEMAJEURE

7.1 Force Majeure. Each Party shall be excused from performance and shall not be considered to be in default with respect to any obligation hereunder, except for Sunrun's obligation to pay money in a timely manner for services actually performed by Contractor or other liabilities actually incurred by Sunrun, if and to the extent that its failure of, or delay in, performance is due to a Force Majeure Event; provided that: (a) such Party gives the other Party written notice describing the particulars of the Force Majeure Event as soon as is reasonably practicable; (b) the suspension of performance is of no greater scope and of no longer duration than is reasonably required by the Force Majeure Event; (c) no obligations of the Party that arose before the occurrence causing the suspension of performance shall be excused as a result of the occurrence of the Force Majeure Event unless the performance of such obligations is impaired by the Force Majeure Event; (d) the Party uses commercially reasonable efforts to overcome or mitigate the effects of the Force Majeure Event; and (e) when the Party is able to resume performance of its obligations under this Agreement, such Party shall give the other Party written notice to that effect and shall promptly resume performance hereunder.

ARTICLE 8 – INDEMNIFICATION

8.1 Sunrun Indemnity. Contractor will hold harmless, indemnify and defend Sunrun and its affiliates and their directors, officers and employees against all claims and will pay all costs, damages and reasonable attorneys’ fees, arising directly or indirectly out of or resulting from: (i) any negligent, reckless, or intentionally wrongful acts or omissions on the part of Contractor; (ii) any acts, statements, claims, representations or warranties made by Contractor about the Sunrun Products that are false or are in violation of this Agreement; (iii) any failure of Contractor to perform its obligations under this Agreement or failure to perform its obligation under this Agreement in accordance with all applicable laws, rules and regulations; and (iv) a determination by a court or agency that the Contractor or any of Contractor’s assistants, employees or agents is not an independent contractor with respect to Sunrun. This indemnification obligation shall apply regardless of the amount of insurance coverage held by Sunrun.

8.2 Contractor Indemnity. Sunrun will hold harmless, indemnify and defend Contractor and its affiliates and their directors, officers and employees against all third party claims and will pay all costs, damages and reasonable attorneys’ fees, arising directly or indirectly out of or resulting from: (i) any negligent, reckless, or intentionally wrongful acts or omissions on the part of Sunrun; (ii) Sunrun’s failure to comply with the obligations set forth in any Solar Customer Agreements entered into by Sunrun; and (iii) any failure of Sunrun to perform its obligations under this Agreement in accordance with all applicable laws, rules and regulations. This indemnification obligation shall apply regardless of the amount of insurance coverage held by Contractor.

8.3 Obligations of Indemnifying Party. If Contractor determines that it is entitled to indemnification under this ARTICLE 8, Contractor shall promptly notify Sunrun in writing of the loss, and provide all reasonably necessary or useful information, assistance and authority to settle and/or defend any loss. In the event of a loss claimed by a third party, the selection of counsel, the conduct of the defense of any lawsuit, arbitration, or other proceeding, and any settlement shall solely be within Sunrun’s control, provided that the Contractor shall have the right to participate in the defense of such loss using counsel of its choice, at its expense. If Sunrun determines that it is entitled to indemnification under this ARTICLE 9, Sunrun shall promptly notify the Contractor in writing of the loss or claim. In the event of a loss or claim by a third party, the selection of counsel, the conduct of the defense of any lawsuit, arbitration, or other proceeding, and any settlement shall solely be within the Sunrun’s control, provided that the Contractor shall have the right to participate in the defense of such claim or loss using counsel of its choice, at its expense. Prior to the finalization of any settlement or claim, Sunrun shall use reasonable efforts to confer with Contractor regarding such settlement.

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ARTICLE 9 – LIMITATIONOFLIABILITY

9.1 No Consequential Damages. EXCEPT FOR THE INDEMNITY OBLIGATIONS UNDER THIS AGREEMENT, AND EXCEPT FOR A PARTY’S BREACH OF ITS OBLIGATIONS UNDER SECTION 2.2 AND BREACH OF THE CONFIDENTIALITY PROVISIONS OF THIS AGREEMENT, IN NO EVENT WILL EITHER PARTY BE LIABLE FOR ANY LOST PROFITS OR ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES OF ANY KIND, ARISING OUT OF OR RELATING TO THIS AGREEMENT, REGARDLESS OF THE CAUSE OF ACTION (INCLUDING NEGLIGENCE), EVEN IF THE OTHER PARTY HAS BEEN INFORMED IN ADVANCE OF THE POSSIBILITY OF SUCH DAMAGES.

9.2 Liability Cap. EXCEPT FOR THE INDEMNITY OBLIGATIONS UNDER THIS AGREEMENT, AND EXCEPT FOR A PARTY’S BREACH OF ITS OBLIGATIONS UNDER SECTION 2.2 AND EXCEPT FOR A PARTY’S BREACH OF THE CONFIDENTIALITY PROVISIONS OF THIS AGREEMENT, IN NO EVENT WILL EITHER PARTY’S LIABILITY ARISING OUT OF OR RELATING TO THIS AGREEMENT EXCEED THE SUM OF FEES PAID AND PAYABLE TO EITHER PARTY UNDER THIS AGREEMENT, INCLUDING BUT NOT LIMITED TO FEES PAID AND PAYABLE UNDER SECTION 4.4.

ARTICLE 10 – DISPUTERESOLUTION

10.1 Negotiation. The Parties shall negotiate in good faith and attempt to resolve any good faith dispute within thirty (30) days after the date that a Party gives written notice of such dispute to the other Party. In the event that the Parties are unable to reach an agreement within such thirty (30) day period (or such longer period as the Parties may agree) then either Party may initiate mediation in accordance with Section 10.2.

10.2 Mediation. If, after such negotiation, the dispute remains unresolved, either Party may require that a non-binding mediation take place. If neither Party initiates mediation within thirty (30) days of failing to reach agreement pursuant to the procedures set forth in Section 10.1, then the Parties shall resolve the dispute in accordance with Section 10.3. In such mediation, representatives of the Parties with authority to resolve the dispute shall meet for at least three (3) hours with a mediator whom they choose together. If the Parties are unable to agree on a mediator, then either Party is hereby empowered to request the American Arbitration Association (“AAA”) to appoint a mediator. The mediator's fee and expenses shall be paid one-half by each Party. If the Parties fail to reach a resolution with thirty (30) days of initiating mediation, then the Parties shall resolve the dispute in accordance with Section 10.3.

10.3 Arbitration. The laws of the State of California shall control in the event of any dispute concerning interpretation or enforcement of this Agreement. Any dispute over the dollar limit of the Small Claims Court arising out of this Agreement shall be submitted to an arbitrator in a mutually agreeable location in California, or failing the ability of the parties to mutually agree on such a location, in the County of San Francisco, California, who shall be mutually selected by the parties to conduct a binding arbitration in accordance with Chapter 3, Title 9 of the California Code of Civil Procedure (CCP section 1282), including, but not limited to the right of discovery. If the parties cannot mutually agree on arbitrator within sixty (60) days of written demand for arbitration, then either of the parties may submit the dispute to the AAA for arbitration according to the Commercial Arbitration Rules of the AAA, and the AAA shall administer the binding arbitration. Judgment upon the award may be entered in any court having jurisdiction thereof. The arbitrator's award shall be detailed and set forth both the legal and factual basis of the award. This agreement to arbitrate will be specifically enforceable by any court with jurisdiction thereof.

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10.4 Prevailing Party. The prevailing party in any arbitration or other legal proceeding related to this Agreement may receive as an award it's reasonable attorney's fees, reasonable expert fees, costs, and expenses, subject to the arbitrator's right to exercise his or her reasonable discretion in making such an award.

ARTICLE 11 – TERM; TERMINATION

11.1 Term. The initial term of this Agreement commences as of the Effective Date and expires thirty-six (36) months after the Effective Date, at which time the Agreement shall automatically renew for an additional thirty-six (36) month term (collectively with the initial term, the “Term”), provided, however, no such renewal shall occur if either Party delivers the other Party a non-renewal notice at least thirty (30) days before the expiration of the current term.

11.2 Termination. This Agreement may be terminated:

(i) at any time by either Party for cause in the event of any material breach or default by the other Party following written notice and failure by the breaching or defaulting party to cure such breach or default within thirty (30) days of such written notice;

(ii) at any time by either Party in the event of bankruptcy by the other Party;

(iii) at any time by either Party in the event of its termination of the Master Solar Facility Turnkey Contract in accordance with terms of the Master Solar Facility Turnkey Contract; for

(iv) by Sunrun in the event that Contractor does not meet the Minimum Volume Commitments

(A) four (4) consecutive months during the first six (6) full calendar months following the Effective Date, or

(B) if at any time after the sixth (6th) full calendar month following the Effective Date, Contractor’s total sales are less than 80% of the aggregate total of all Minimum Volume Commitments from the Effective Date through the last full calendar month immediately preceding the month in which the notice of termination is issued. For illustration purposes only: if the Effective Date of the Agreement is in January, and the aggregate total of all Minimum Volume Commitments from the Effective Date through October of that calendar year is 100 but Contractor has only sold 79 Sunrun Products in the Territory, then Sunrun may terminate immediately by written notice to Contractor; or

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(v) at any time upon mutual written agreement of both Parties.

11.3 Effect of Termination. Subject to Section 11.4, upon expiration or termination for any reason, the Agreement will cease to be in effect and none of the parties will have any further obligation or liability to the other. In addition, each party shall remove all of the other party‘s trade names, trademarks, and logos, from its marketing collateral, web site, and any other materials used in furtherance of Agreement.

11.4 Survival. The parties’ rights and obligations under Sections 2.3, 2.4, 6.1, 6.2, 6.3(i), 6.4(i), 6.4 and 11.3, and Articles 8, 9, 10 and 12, will survive any termination or expiration of this Agreement.

ARTICLE 12 – MISCELLANEOUSPROVISIONS

12.1 Assignment. Contractor may not assign or transfer this Agreement or its rights or obligations hereunder, in whole or in part, without the prior written consent of Sunrun, which consent shall not be unreasonably withheld, conditioned, or delayed. A change in control of Contractor, as defined by the California State Board of Equalization, shall be considered an assignment under this provision. Subject to the foregoing sentence, this Agreement shall be binding upon and inure to the benefit of the Parties hereto, their successor and assigns. Any purported assignment in violation of this Section is void ab initio.

12.2 Amendments. Except as otherwise set forth herein, no change, amendment or modification of this Agreement shall be valid or binding upon the parties hereto unless such change, amendment, or modification shall be in writing and duly executed by both Parties. If any subsequent amendment or modification of law, rules or regulations materially alters a Party's obligations hereunder to its detriment, the Parties will negotiate in good faith a mutually-acceptable amendment of the affected obligations.

12.3 No Waiver. Any failure of Sunrun or Contractor to enforce any of the provisions of this Agreement or to require at any time performance by Contractor or Sunrun of any of the provisions hereof during the pendency of this Agreement shall in no way affect the validity of this Agreement, or any part hereof, and shall not be deemed a waiver of the right of Sunrun or Contractor thereafter to enforce any and each such provision.

12.4 No Third-Party Beneficiaries in Host Customer. The Host Customer who may benefit hereby is an incidental beneficiary and shall not have the rights of a third party beneficiary of this Agreement.

12.5 Applicable Law. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of California.

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12.6 Insurance. Contractor agrees to maintain insurance in the types and amounts as specified in the Master Solar Facility Turnkey Contract covering occurrences during the Term.

12.7 Entire Agreement. This Agreement along with the attached exhibits (which are incorporated into this Agreement by this reference and deemed to be an integral part of this Agreement), the Master Solar Facility Turnkey Contract, and the NDA contain the entire understanding of the Parties with respect to the subject matter hereof and supersedes any and all prior negotiations, contracts, agreements, commitments, and writings with respect thereto. There are no oral understandings, terms or conditions and neither Party has relied upon any representation, express or implied, not contained in this Agreement, the Master Solar Facility Turnkey Contract, or the NDA.

12.8 Notice. All written documentation or notices may be transmitted via US Post, private express mail service, electronic mail, or facsimile. Digital photographs may be transmitted via email or text message from a hand-held mobile device, to the following addresses:

If to Sunrun:

Sunrun Inc.

Attn: Director, Operations

595 Market Street, 29th Floor

San Francisco, CA 94105 Fax: (415) 982-9021

Email: operations@Sunrunhome.com

With a Copy to:

Attn: General Counsel

595 Market Street, 29th Floor

San Francisco, CA 94105

Email: legalnotices@sunrun.com

If to the Contractor:

Solarmax Renewable Energy Provider, Inc.

3080 12th Street

Riverside,, CA 92507

Attn: Guillermo Santomauro and David Hsu

Local Phone: (951) 300-0788

Email: GuillermoS@solarmaxtech.com and DavidH@solarmaxtech.com

Parties may reasonably update the contact information via written notification (email acceptable). All notices shall be effective upon receipt.

12.9 Severability. If any term or provision of this Agreement is determined to be invalid, in conflict with any Law, void, or otherwise unenforceable, and provided the terms and provisions of the Agreement that are essential to the interests of Sunrun and the Contractor remain substantially in effect, then the remaining terms and provisions will continue in full force and effect and the offending term or provision will be given the fullest meaning and effect allowed by Law.

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12.10 Further Assurances. Contractor and Sunrun agree to provide such information, execute and deliver any instruments and documents and to take such other actions as may be necessary or reasonably requested by the other Party which are not inconsistent with the provisions of this Agreement and which do not involve the assumptions of obligations other than those provided for in this Agreement, in order to give full effect to this Agreement and to carry out the intent of this Agreement.

12.11 Mutual Non-disparagement. The Parties agree that its officers and directors will not make any disparaging remarks about or otherwise take any action that could be reasonably be expected to adversely affect the personal or professional reputation or prospects of the other Party. The Parties may disclose truthful and accurate facts and opinions about the other Party where required to do so by legal process (such as subpoena, court order, or similar process); provided however, that the commenting Party shall notify the other Party in writing if such disclosure is sought within sufficient time to allow for a full and fair opportunity to object to such legal process.

12.12 Conflicts. Each party represents and warrants that it has no agreements, relationships, or commitments to any other person or entity that conflict with the provisions of this Agreement and/or its obligations to the other party under this Agreement. Each party agrees not to enter into any such conflicting agreement during the term of this Agreement.

12.13 Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which taken together will constitute but one and the same instrument.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have hereto executed as of the Effective Date.

Sunrun Inc.		Solarmax Renewable Energy Provider, Inc.

By:		By:	/s/ David Hsu
Name:	Anne Brennan	Name:	David Hsu
Title:	CFO	Title:	CEO
Date:		Date:

Signature page to Channel Agreement

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EXHIBIT A-1

SUNRUNTRADEMARKS

Sunrun

Sunrun Total Solar

Logo:

EXHIBIT A-2

CONTRACTORTRADEMARKS

Save to the MAX with SolarMax

EXHIBIT B

TERRITORY

The “Territory” includes the service areas of the following utilities:

•	California

o	Southern California Edison (SCE)
o	Pacific Gas & Electric (PG&E)
o	San Diego Gas & Electric (SDG&E)

EXHIBIT C

ONLINEPROPOSALSYSTEM

The following description of the Online Proposal System is as of the Effective Date and is provided for descriptive purposes only. Sunrun reserves the right to modify any of the terms below in its sole discretion, at any time and without notice.

The Online Proposal System, currently hosted at http://proposal.Sunrunhome.com/login, allows personnel of designated Contractors to create proposals, sales documents and manage certain operations functions. The Online Proposal System’s hours of operation are approximately 24 hours a day, seven days a week, subject to maintenance downtime. Sunrun provides technical support for the Online Proposal System via email, at solarmax@sunrunhome.com, and by phone at 415.982.9000. Support hours are presently Monday through Friday (excluding holidays) from 9:00 am to 6:00 pm (PT). Urgent, or after hours support issues may be directed to the designated Sunrun Contractor representative.

1.	Upgrades/Changes. Sunrun will periodically perform maintenance on and upgrades to Online Proposal System. This maintenance/release schedule and associated procedures shall be determined by Sunrun at its sole discretion. In some instances, Sunrun may at its sole discretion define a specific service change as “significant”. In the event of a “significant" service change, Sunrun will make commercially reasonable efforts to notify Contractor prior to change.

2.	Training. Sunrun will provide initial training at the Contractor’s site on the Online Proposal System to appropriate Contractor personnel.

3.	Sunrunoriginatedproposal. Contractor will use solely the materials generated by the Online Proposal System to market and sell Sunrun Products to potential customers. Any customized materials or materials not generated by the Online Proposal System representing Sunrun Products must not be used to market and sell Sunrun Products unless such materials have been approved in advance in writing by appropriate Sunrun personnel.

4.	Proposaldatasynchronization. Sunrun expects that the Parties will make reasonable commercial efforts to synchronize proposal data common to both the Online Proposal System and Contractor’s direct purchase proposal. Data points to be considered for synchronization include solar production estimates, utility cost estimates and savings estimates.

5.	Proposaldataintegration. By default, the Online Proposal System fields are filled out via manual data entry. Sunrun expects that the Contractor will make commercially reasonable efforts to implement technical interoperability to ensure the most efficient input methods are being utilized.

6.	Administrator. Contractor may designate an Online Proposal System administrator to assist appropriate Contractor personnel with proposal creation, proposal manipulation and the management of Contractor users. It is expected that this administrator will keep Contractor users current and up to date.

Contractor designated Online Proposal System administrator(s):

Guillermo Santomauro	Sales Director	guillermos@solarmaxtech.com
Name	Title	Email

ON-LINEPROPOSALGUIDELINES

The On-Line Proposal Guidelines may be amended from time to time by Sunrun upon notice to Contractor without requiring any amendment to the Agreement.

1.	Contractor must accurately represent and reflect the Homeowner’s kWh usage so as to not under represent or inflate kWh usage (even at homeowner requests )

2.	If Host Customer has lived at the residence for a period of 1 year or longer, the previous 12 months of kWh usage must accurately be entered into the proposal tool system

3.	If Host Customer has not lived at residence for at least a period of 1 year, then a minimum of 4 months kWh usage must be accurately entered into the proposal tool system and the remaining 8 months must be equal to or less than the average of the 4 actual months

4.	Proposals may not be created for Host Customers on discounted rate structures, including but not limited low income rate structures.

5.	Contractor shall adhere to the minimum and maximum project sizes for each Order submitted to Sunrun as set forth in the Online Proposal System

6.	Contractor shall not attempt to avoid limits on the minimum or maximum system size as set forth in the Online Proposal System by any method, including but not limited to, providing inaccurate information about the Host Customer’s electricity usage or designing multiple systems on one site.

7.	For non-standard rate structures, proposals showing the pre-solar and post-solar utility bills must be calculated without using the online proposal system.

EXHIBIT D

TRAINING PROGRAM

The following description of the Training Program is as of the Effective Date. Sunrun reserves the right to modify any of the terms below in its sole discretion, at any time and with reasonable notice.

Management Training (1day)

What: Introduce Solar and Sunrun to management team

Who: Executive Management, Sales Management, Operational Management

Introduction to Sunrun

Partnership

Managing solar business

Total Solar

SystemDesigner Training (2days)

What:Designingsolarsystems—maximizingsystemsandfinetuningpricing

Who:SystemDesigners

DAY 1 (same as Day 2 of Sales Rep Training)

Total Solar

Pricing and Pricing Levers

Competition Proposal Tool Contract

DAY 2

Designing Solar Systems

Practice

Sales RepTraining (2days)

What: Selling Sunrun

Who: Sales Manager, Sales Reps

DAY 1

Solar Overview

Introduction to Sunrun

Partnership

Market Overview

Utility Territory

System Design

Customer Profile

DAY 2

Total Solar

Pricing

Pricing Levers

Competition

Proposal Tool

Contract

DAY 3

Generic Sales

Objection Handling

Power Play

Sunrun Sales Process

DAY 4

Practice and live sales

Wrap Up

ONE MONTH LATER (In-person or webinar, based on needs)

Review Total Solar

Update on Sunrun business model

Review Competitors

Review Power Play

TWO MONTHS LATER (In-person or webinar, based on needs)

TBD, based on needs of partner

Lead Generator Training (1 day total—mix of Day 1 and Day 2 Sales Rep Training)

What:GeneratingqualifiedleadsforSalesteam

Who:Leadgenerationmanagement,leadgenerators

DAY 1

Solar Overview

Introduction to Sunrun

Partnership

Market Overview

Customer Profile

Total Solar

Pricing Competition

Processes

Sunrun will offer to Contractor other training on an ongoing basis, as mutually agreed to by the Parties from time to time.

EXHIBIT E

QUARTERLYREVIEW

The parties will hold a strategic working session at least quarterly where senior management from both organizations will review performance and strategize for the upcoming quarter. The Quarterly Review will take place at a location mutually agreed upon by the parties or via teleconference or webinar. Attendance is required by the senior management personnel from both parties who are responsible for sales, marketing and operations. The topics of discussion will be determined by the parties in advance the Quarterly Review, but will generally cover the following topics:

1.	Concealed rankings. Sunrun will provide feedback to Contractor consisting of its performance on key performance indicators, with the goal of assisting Contractor in gauging its relative strengths and weaknesses as compared to Sunrun’s other Contractors, without disclosure of the identity of any other Contractor. Key performance indicators may include, but are not limited to:

•	Sales close rates on Sunrun originated leads

•	Number of Sunrun proposals created by Contractor

•	Number of Sunrun site visits performed

2.	Sales review. For the sales portion of the review, the Parties will evaluate for the prior quarter, and update for the next quarter the following:

•	Unit Sales Targets

•	Sales Metrics, to include proposal creation

•	Sunrun Lead performance

•	Solar Facility Pricing

•	Sales Commission Program

3.	Marketing review. For the marketing portion of the review, the Parties will:

•	Evaluate applicable marketing campaigns, promotions and processes;

•	Evaluate metrics for Sunrun’s lead generation program, notably the number of leads

•	passed and the close rates on the aforementioned leads;

•	Share specific feedback received during the quarter from customers on each other’s services, including the names of joint customers who are happy and able to be used as references for other customers; and

•	Discuss and review any updates to the Marketing and Brand Guidelines.

4.	Operations review. For the operations portion of the review, the Parties will:

•	Evaluate the prior quarter’s pipeline metrics, notably targeted vs. actual time to project completion;

•	Review installed system performance metrics and customer service issues;

•	Discuss equipment selection, supply issues, and potential new technologies, if applicable; and

•	Discuss and review build timelines for the coming quarter.

Sunrun Reserves the right to call and hold a strategic review session if at any time any the Unit Minimum Volume Commitments are not being met.

EXHIBIT F

MINIMUMVOLUMECOMMITMENTS

1.	Contractor shall be obligated to deliver a minimum number of “net Orders” (“Minimum Volume Commitment”). The Parties may mutually agree in writing to an updated Minimum Volume Commitment from time to time without requiring an amendment to this Agreement. The first Minimum Volume Commitment includes a forecast of the four quarters immediately following the Effective Date. Annually, until the end of the Term, the Parties shall mutually agree on a Minimum Volume Commitment for the upcoming year.

2.	The Volume Forecast shall include the following details and structure:

a.	Number of “net Orders” (where “net Orders” means those Orders that are not expected to be cancelled by the Host Customer and that are not ultimately rejected by Sunrun pursuant to Section 4.2 (i)-(v) of the Agreement.)

b.	Total DC kW of net Orders

For avoidance of doubt, items (a) and (b) above are for guidance only. Minimum Volume Commitment shall be based on the number of “net Orders” as set forth in the table below.

Month	Number of net Orders*	Total DC kW of net Orders*

Jan 2015	5	25
Feb 2015	20	100
Mar 2015	20	100
Apr 2015	20	100
May 2015	25	125
Jun 2015	25	125
Jul 2015	30	150
Aug 2015	30	150
Sept 2015	35	175
Oct 2015	30	150
Nov 2015	25	150
Dec 2015	25	125

* Orders must consist of a minimum system size of 2.00 kW DC

EXHIBIT G

WEEKLYREPORT

Weekly Reports shall contain at least the following information, and Sunrun and Contractor may modify the requirements from time to time by mutual agreement.

From Contractor to Sunrun

Sales reporting. Actual sales, including:

•	Customer signed date

•	Sales representative

•	Solar Facility pricing

Lead status reporting.

•	Site visit dates that occurred and are scheduled

•	Stage of completion for open Sunrun leads

•	Qualitative descriptions on lead failure

Operations reporting.

•	Actual time to project completion

•	Update on all deals in pipeline, including progress on installation with in relation to Milestone Payments under the Master Solar Facility Turnkey Contract

From Sunrun to Contractor

Sales metrics reporting.

•	Proposals created

•	Deals that were “Marked as Sold”

EXHIBIT H

MARKETINGANDBRANDGUIDELINES

The Marketing and Brand Guidelines will be provided by Sunrun to Contractor and attached hereto and may be amended from time to time by Sunrun upon notice to Contractor without requiring any amendment to the Agreement.

EXHIBIT I

LEADSPROGRAM

The Leads Program will be provided by Sunrun to Contractor and attached hereto and may be amended from time to time by Sunrun upon notice to Contractor without requiring any amendment to the Agreement.

EXHIBIT J

SALESGUIDELINES

The Sales Guidelines will be provided by Sunrun to Contractor and attached hereto and may be amended from time to time by Sunrun upon notice to Contractor without requiring any amendment to the Agreement.

Sunrun is committed to an outstanding customer experience and to partnering with companies that take the utmost care in helping homeowners make an educated choice about Sunrun’s solar power service.

Sunrun requires its partners to:

•	Always treat Host Customer’s and potential Host Customers with courtesy and respect;

•	Understand the potential Host Customer and Host Customer’s situation, including their

•	suitability for solar;

•	Create proposals that accurately represent pre-solar energy consumption and the home’s

•	physical properties;

•	Explain accurately the benefits of the Sunrun Products and the Solar Customer Agreement;

•	Take care to explain the key terms of the Solar Customer Agreement, including but not limited to, the duration of the contract (20 years), and if applicable, the presence of an annual increase and the PPA or lease rate;

•	Make accurate representations regarding savings from solar and potential increases in the cost

•	of electricity from the utility;

•	Set accurate expectations with regard to installation process and timeline;

•	Behave professionally and respectfully when encountering competitive proposals;

•	Avoid high pressure sales tactics;

•	Comply with all applicable Laws

EXHIBIT K

CUSTOMERPROMOTIONGUIDELINES

The Customer Promotion Guidelines will be provided by Sunrun to Contractor and attached hereto and may be amended from time to time by Sunrun upon notice to Contractor without requiring any amendment to the Agreement.

EXHIBITL

CUSTOMERORIGINATIONPOLICY

The Customer Origination Policy will be provided by Sunrun to Contractor and attached hereto and may be amended from time to time by Sunrun upon notice to Contractor without requiring any amendment to the Agreement.

ORIGINATIONPOLICYDOCUMENT

Location and proximity to landmarks

1. Contractor shall not sell Sunrun Products in a utility territory where Sunrun does not operate.

2. Contractor shall not sell Sunrun Products for a property located less than 500 feet from a golf course.

3. Contractor shall provide correct site and customer information in the Sunrun Online Proposal Tool and during Sunrun deal review.

Compliance with laws and building codes

1. Contractor shall not sell Sunrun Products to a potential Host Customer if, at the Host Customer Site, Host Customer is knowingly engaged in activities that violate local, state, or Federal laws.

2. Contractor shall sell Sunrun Products associated only with a system design that meets all local code requirements for structural, electrical, zoning, planning, etc., as well as the National Electric Code. Sunrun will not buy the project if its design and construction will violate local code, the National Electric Code, or the International Building Code.

System design and cost

1. Contractor shall not sell Sunrun Products that require installation on a mobile home or a mobile home property. Contractor will only submit a system to Sunrun for approval on a manufactured or pre-fabricated home if accompanied by stamped plans from a licensed Civil or Structural Engineer with full calculations. See section II.C in the Residential Technical Sales and Site Survey Section.

2. Trellis and carports

a. Contractor will only submit for Sunrun approval a system design on an existing trellis or carport structure if accompanied by stamped approval and full calculations from a licensed Civil or Structural Engineer. See section II.D in the Residential Technical Sales and Site Survey Section.

b. Contractor shall not sell a Sunrun Product that includes a system designed for the purpose of shade, cover, or any other non-PV-related purpose. Sunrun ground-mounted systems must be designed and erected exclusively to hold solar panels. . See section II.D in the Residential Technical Sales and Site Survey Section.

3. Contractor shall not sell Sunrun Products that include a system designed to serve as a battery back-up or storage system. All Sunrun systems must be directly connected to the grid, and all energy produced must be fully back-fed into the grid. Sunrun will not purchase AC coupled systems, and Sunrun power cannot be connected to critical load centers powered by charge controllers and/or batteries.

4. Contractor must charge the customer for the cost of the fence surrounding the ground mounted solar facility separately from the Sunrun Product. This is the same policy as with a main panel upgrade.

5. Contractor must charge the customer for the cost of a main panel upgrade separately from the Sunrun Product.

6. Contractor shall not sell a Sunrun Product on a property for which the design would require reverse racks or compound tilts. If the property will require a system with a reverse rack or compound tilt, that system is not eligible for Sunrun ownership.

7. Contractor shall not sell Sunrun Products that require interconnection with 3-phase electrical services.

Customer and property type

1. Contractor shall not sell Sunrun Products for a commercial property or to a non-profit or corporate entity.

2. Contractor shall sell Sunrun Products only when the Property owner is an individual resident or resident holding property in a Trust. The Property Owner must also be the Sunrun Customer.

3. Contractor shall not sell a Sunrun Product with a monthly payment to a customer without explicit Sunrun approval of the customer’s current utility rate schedule.

4. Contractor shall not sell Sunrun Products to a property zoned only for commercial or industrial use.

5. Contractor shall not sell Sunrun Products for properties with multiple units.

6. If a property is owned by multiple parties, Sunrun strongly recommends Contractor review contract with and get signature from all property owners listed on the deed.

7. For properties owned by a trust, the following requirements apply to projects and customers:

a. Revocable trust. The grantor/trustor/settlor must sign the Sunrun agreement. In order to validate the nature of the trust and the customer as the grantor/trustor/settlor, customer must send Sunrun the first 5 pages of the Trust document for review.

b. Irrevocable trust. Contractor shall not sell and Sunrun shall not purchase deals in which the Host Customer Site is owned by an irrevocable trust.

8. Contractor shall not sell Sunrun Products to an LLC, unless the LLC is single person with single associated tax ID. The requirements for acceptance of contracts with single-person LLCs are as follows

a. Customer must submit the LLC incorporation documents to Sunrun for review.

b. Customer must fully prepay all costs associated with the Sunrun Customer Contract.

c. Sunrun will not make any milestone payments until the customer pays the full  Prepayment amount owed.

d. Sunrun signoff/project approval requires the LLC’s officer certification that the customer can sign the Sunrun Customer Contract for the LLC.

Sunrun system count per site, and required meters

1. There must be only 1 utility meter associated with each Sunrun Customer Contract.

2. Contractor shall not sell a Sunrun Product that shares a Sunrun meter with any other system. All Sunrun systems must have at least one Sunrun meter. The Sunrun meter(s) must be on the plan set in both the site plan and the line drawing. Each Sunrun system and its associated contract and production estimate shall have its own Sunrun meter. Multiple contracts or systems at a site, or add-ons to an existing site, shall be designed with their own Sunrun meter.

3. If a property and customer require multiple Sunrun systems, Contractor shall adhere to the following requirements

a. The reason for multiple systems must be contained to unique property requirements such as multiple distant buildings on single property, multiple utility meters.

b. Each Sunrun system is electrically independent and each Sunrun system is metered and billed separately in a separate contract.

c. The aggregate size and production of the Sunrun facilities on the property must comply with the maximum size and offset rules for a single Sunrun system.

d. The aggregate pricing of the contracts comply with Sunrun pricing rules for the total offset and system size.

Sunrun system size, electricity offset, and pricing model account for design characteristics

1. Contractor shall adhere to the system size limits per Customer Site set forth and enforced in the Online Proposal Tool.

2. Contractor shall not sell Sunrun Products where the expected solar electricity will exceed more than 100% of the customer’s previous 12 months of utility electricity usage, where utility electricity usage is always net of any pre-existing solar electricity generation or other electricity generation onsite.

Local, utility, state subsidy programs

1. Sunrun customers should not participate in net energy metering (NEM) programs or rate schedules that allow them to share electricity with another utility meter and a customer’s value proposition should never be described to include such a program. As such, Contractor shall not sell Sunrun Products that offset more than 100% of the last 12 months of customer utility electricity usage in order to share electricity with a separate utility meter. This policy holds for a customer with multiple utility meters associated with their utility account and their property.

2. Contractor shall not price in to a Sunrun Customer Contract an incentive that Sunrun must apply for and receive and has not previously approved. Contractor may apply for and receive an incentive from a program not yet approved by Sunrun and apply the incentive value in a way that reduces the Contract Price charged to Sunrun.